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                           CONSENT OF ERNST & YOUNG,
                             INDEPENDENT AUDITORS




We consent to the reference to our firm under the caption "Experts'' in the Registration Statement (Form S-3) and related Prospectus of Transamerica Finance Corporation for the registration of $2,000,000,000 of its Senior and Subordinated Debt Securities and Warrants to Purchase Debt Securities and to the incorporation by reference therein of our report dated February 17, 1993, with respect to the consolidated financial statements and schedules of Transamerica Finance Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1992, filed with the Securities and Exchange Commission.




Los Angeles, California
July 8, 1993